SULLIVAN &                                          Sullivan & Worcester LLP                                          T 202 775 1200
WORCESTER                                          1666 K Street, NW                                                       F 202 293 2275
                                                                   Washington, DC 20006                                              www.sandw.com

February 9, 2010

Ultra Series Fund
550 Science Drive
Madison, Wisconsin 53711

Ladies and Gentlemen:

We have been requested by Ultra Series Fund, a Massachusetts business trust with transferable shares (the "Trust") established under an Amended and Restated Declaration of Trust dated May 1, 2009, as amended (the "Declaration"), for our opinion with respect to certain matters relating to the International Stock Fund, Mid Cap Value Fund (to be renamed the Mid Cap Fund) and Small Cap Value Fund (to be renamed the Small Cap Fund), each a series of the Trust. We understand that the Trust is about to file a Registration Statement on Form N-14 for the purpose of registering shares of the Trust under the Securities Act of 1933 (the "1933 Act"), in connection with the proposed acquisition by the International Stock Fund, Mid Cap Value Fund and Small Cap Value Fund (each an “Acquiring Fund”, and together the “Acquiring Funds”) of all of the assets of Global Securities Fund, Mid Cap Growth Fund and Small Cap Growth Fund (each a “Merging Fund”, and together the "Merging Funds"), respectively, each a series of the Trust, in exchange solely for shares of the corresponding Acquiring Fund pursuant to the applicable Agreement and Plan of Reorganization (each a “Plan”), the form of which is included in the Form N-14 Registration Statement.

We have, as special counsel, participated in various business and other proceedings relating to the Trust.  We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments, and certificates or comparable documents of public officials and of officers and representatives of the Trust, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as the basis for the opinions expressed herein.

Based upon the foregoing, it is our opinion that the shares of each Acquiring Fund currently being registered, when issued in accordance with the applicable Plan and the Trust's Declaration, will be legally issued, fully paid and non-assessable by the Trust, subject to compliance with the 1933 Act, the Investment Company Act of 1940 and applicable state laws regulating the offer and sale of securities.

We hereby consent to the filing of this opinion with and as a part of the Registration Statement on Form N-14. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

BOSTON  NEW YORK WASHINGTON, DC

Ultra Series Fund
February 9, 2010

Very truly yours,

/s/ SULLIVAN & WORCESTER LLP
SULLIVAN & WORCESTER LLP